Exhibit (a) (1) (I)

Advent International Completes Tender Offer for Shares of Forescout Technologies

Acquisition to Close Imminently Today Through a Second-Step Merger

Transaction Cements Forescout’s Leadership in Securing the Enterprise of Things

Partnership to Accelerate Forescout’s Cloud Technology Strategy and Address a Vast and Growing Enterprise Risk and Attack Surface

BOSTON & SAN JOSE, August 17, 2020 — Advent International (“Advent”), one of the largest and most experienced global private equity investors, and Forescout Technologies, Inc. (“Forescout”), the leader in Enterprise of Things security, today announced the successful completion of Advent’s offer to purchase all the outstanding shares of Forescout common stock for $29.00 per share, without interest and subject to any applicable withholding taxes, net to the seller in cash. Advent intends to complete the acquisition of Forescout imminently today through a second-step merger.

Advent has partnered with Crosspoint Capital Partners (“Crosspoint Capital”), a private equity investment firm focused on the cybersecurity and privacy industries, on this transaction. Together they will provide Forescout with resources and expertise to help drive continued innovation and scale in Enterprise of Things security, delivering solutions to address the massive and evolving attack surface that businesses and organizations need to monitor and secure every day.

“We live in an age where a smart thermometer in a lobby fish tank can provide hackers unfettered access to a company’s most sensitive data,” said Bryan Taylor, head of Advent’s technology investment team and a Managing Partner in Palo Alto. “At this pivotal moment in the growth and proliferation of the Enterprise of Things, Forescout’s innovative solutions position it to be the partner of choice for enterprise customers managing the formidable challenges of monitoring and protecting their infrastructure and data. We are thrilled to partner with the Forescout team and look forward to working with Crosspoint Capital to leverage our collective cyber software expertise and significant operational resources to support Forescout’s continued innovation and address a large, growing market opportunity.”

Michael DeCesare, CEO and President of Forescout, said, “Protecting organizations and their billions of network-connected devices and components is one of the most critical security issues of our time, and something Forescout addresses better than anyone as we deliver the only solution that actively defends the Enterprise of Things at scale. Together with Advent and Crosspoint Capital, we will be even better positioned to accelerate our innovation roadmap and strategic cloud and business transformation. As we embark today on this exciting new chapter, I want to thank all Forescout employees around the world. This is a testament to their hard work and commitment, and I am proud to continue this journey alongside them as we deliver on our technology, strategy and customer experience goals.”

“Forescout has been a pioneer and is an industry leader in identifying, segmenting and controlling the technology that underpins every enterprise,” said Greg Clark, Forescout Board Member and Managing Partner at Crosspoint Capital. “Risks that have come from the explosion of IoT and the proliferation of cloud workloads and virtual entities have put Forescout at the epicenter of one of the biggest and most pressing areas of cybersecurity. As a former customer of Forescout, I’ve seen first-hand the incredible visibility and control that Forescout’s differentiated technology provides across every connected Thing, physical or virtual, that is trying to access corporate resources. As a member of the Board, I look forward to helping the company build on its strong track record, further strengthen its market position and continue to advance its cloud strategy.”

Transaction Details

The tender offer for all outstanding shares of Forescout common stock at a price of $29.00 per share, without interest and subject to any applicable withholding taxes, net to the seller in cash, expired at the end of the day, one minute after 11:59 p.m., Eastern Time, on August 14, 2020. The offer was made pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), entered into by Ferrari Group Holdings, L.P., an affiliate of Advent (“Parent”), Ferrari Merger Sub, Inc., an indirect wholly-owned subsidiary of Parent (“Purchaser”), and Forescout. As of the expiration of the tender offer, 40,108,573 shares of Forescout common stock had been validly tendered and not validly withdrawn, representing approximately 81 percent of the outstanding shares of Forescout common stock. As of the expiration of the tender offer, Notices of Guaranteed Delivery had been delivered for 3,756,803 shares of Forescout common stock, representing approximately 8 percent of the outstanding shares of Forescout common stock.

All the conditions to the offer have been satisfied or waived, and Parent and Purchaser have accepted for payment and will promptly pay for all the shares of Forescout common stock that were validly tendered and not validly withdrawn.

Advent intends to complete the acquisition of Forescout later today through the merger of Purchaser with and into Forescout, without a vote or meeting of Forescout’s shareholders in accordance with Section 251(h) of the Delaware General Corporation Law. As a result of the merger, Forescout will become an indirect wholly-owned subsidiary of Parent and its common stock will cease to be traded on the NASDAQ Global Select Market.

In connection with the merger, each share of Forescout common stock that was not validly tendered in the tender offer will be converted into the right to receive the same $29.00 per share, without interest and subject to any applicable withholding taxes, net to the seller in cash, as will be paid pursuant to the tender offer. This excludes shares (1) held by Forescout as treasury stock; (2) owned by Parent or Purchaser; (3) owned by any direct or indirect wholly-owned subsidiary of Parent or Purchaser; or (4) held by Forescout stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law.

Advisors

Ropes & Gray LLP served as legal counsel to Advent International and Crosspoint Capital Partners. Morgan Stanley & Co. LLC served as exclusive financial advisor to Forescout, and Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal counsel.

About Advent International

Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in 360 private equity transactions in 41 countries, and as of March 31, 2020, had $49 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. After more than 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies. For more information, visit www.adventinternational.com or www.linkedin.com/company/advent-international.

About Forescout Technologies

Forescout Technologies, Inc. actively defends the Enterprise of Things by identifying, segmenting and enforcing compliance of every connected thing. Fortune 1000 companies trust Forescout as it provides the most widely deployed, enterprise-class platform at scale across IT, IoT, and OT managed and unmanaged devices. Forescout arms customers with more device intelligence than any other company in the world, allowing organizations across every industry to accurately classify risk, detect anomalies and quickly remediate cyberthreats without disruption of critical business assets. Don’t just see it. Secure it.

The Enterprise of Things — Secured. Learn more at www.forescout.com.

About Crosspoint Capital Partners

Crosspoint Capital Partners is a newly formed private equity investment firm focused on the cybersecurity and privacy industries. The firm has brought together a group of highly successful technology visionaries, investors and operators to partner with foundational technology companies, transform the privacy and security industry and drive outsized performance. For more information, visit www.crosspointcapital.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding: Forescout and the acquisition of Forescout by affiliates of Advent; the potential benefits of the transaction; the anticipated timing of the merger; and Forescout’s plans, objectives, expectations, intentions, financial condition, results of operations and business. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Forescout’s or Advent’s assumptions prove incorrect, Forescout’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with the ability to realize the anticipated benefits of the acquisition and other risks affecting Forescout’s business and operations, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in Forescout’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, and in Forescout’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, each of which has been filed with the SEC. All forward-looking statements in this press release are based on information available to Forescout as of the date hereof, and

Forescout does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

ADVENT INTERNATIONAL

Kerry Golds / Andrew Johnson

Finsbury

646-805-2000

Adventinternational-US@finsbury.com

FORESCOUT TECHNOLOGIES

Investor Relations:

Michelle Spolver

408-721-5884

michelle.spolver@forescout.com

Media Relations:

Katie Beck

650-314-8705

katie.beck@forescout.com

or

Joele Frank, Wilkinson Brimmer Katcher:

Joele Frank / Jed Repko / Andrew Siegel

212-355-4449